Exhibit (a)(1)(xiii)

SUNPOWER SPINOUT: 3. THE RSU TENDER OFFER

By now you should know what an equivalent share (n) is, that the implied gain in your stock options is nothing more than equivalent shares times share price ($CYn) and that n=(1-a)(1-t) is the portion of the option value left for you after paying $CYa to Cypress and $CY(1-a)t in taxes. You should also have calculated the implied gain on your personal options. The purpose of this memo is to describe your decision tree, the concept of a capital gains strategy and specifically the capital gains strategy made available to you by the Tender Offer.

DECISION TREE FOR OPTIONS AND RSUs

Here we present a simplified decision tree of what actions you can take with your implied gain to meet various financial goals.

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SUNPOWER SPINOUT: 3. THE RSU TENDER OFFER

The decision tree shows how to use your CY options and RSUs to acquire cash, SunPower stock, NCY stock, or a mix. It presents methods to implement a capital gains tax strategy. All of the individual actions regarding stock options have been described earlier: Exercise & Sell, Exercise/Hold and Net Settle/Hold. The default path, what will happen if you do nothing, is to Roll the options into S times the number of options of NCY with the exercise price lowered by a factor of S.

A decision to own SunPower shares is implemented by your timing—by acquiring CY shares before the record date. Conversely, a decision to exercise CY options after the distribution date will lead to the acquisition of NCY stock only.

A decision to pursue a capital gains (lower) tax strategy is implemented by acquiring stock—either SP or NCY—by any of the means described—and holding that stock for one year or more. If the stock is acquired by Net Settlement, no cash investment is required, but the employee will own only a fractional share per option exercised. If the employee Exercises/Holds options by paying for the option and taxes, the cash investment allows for a full share to be owned.

THE TENDER OFFER (U.S. EMPLOYEES ONLY)

The actions in the flowchart above have been discussed, except those in Action 2 in the case of investing cash to maximize the number of NCY shares held. This is the strategy for RSUs that is economically equivalent to the Exercise/Hold strategy for options, but with a different process. Your Restricted Stock Units, (RSUs), must be converted into Restricted Stock (RS) for you to pursue a capital gains strategy on your unvested RS. That’s the sole purpose of the Tender Offer.

If you do not plan to invest in a strategy to Exercise/Hold options, this Tender Offer for RSUs is probably not for you, either. You will lose nothing by simply keeping your RSUs. On the other hand, if you want to invest some cash to hold more NCY shares, this Tender Offer is one way to pursue that type of strategy. An analysis comparing investment in options vs. RSUs will be presented in the future. This memo describes the Tender Offer and the capital gains strategy that it enables.

Although no one can predict how Cypress’s stock will trade in the future, many shareholders believe the market value of the Cypress part of the Cypress-SunPower combination is lower than it should be. Over the last year, if the value of SunPower’s cash and stock is subtracted from Cypress’s market value, the residual market value of Cypress’s semiconductor business has varied between about $0.5 billion and $1.2 billion (about $3 to $7 per share), well below its historical market value. Thus, one anticipated—but not guaranteed—effect of the spinout is to increase the share price of NCY over time. The purpose of the Tender Offer to enable a capital gains strategy for employees to acquire NCY stock with RSUs.

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SUNPOWER SPINOUT: 3. THE RSU TENDER OFFER

CAPITAL GAINS TAX STRATEGY

How can you pay capital gains tax (24.3% in California) on gains from your options, rather than income tax (35%-50%)? Consider two hypothetical cases: On 8/15/08, a Cypress employee in the 50% tax bracket holds 1,000 OPT(CY) @$15 when the market price is CY=$30. One year later, on 8/15/09, the market price of Cypress rises 50% to CY=$45 (actually, to its equivalent in NCY shares but we use the common currency of CY shares for simplicity). Case one: In this default case, the stock option is simply not exercised for one year (Rolled) and then Exercised & Sold at $45 on 8/15/09. Case two: the employee Exercises immediately on 8/15/08 with CY=$30, and Holds the shares for one year, then sells them at $45. For simplicity, assume that the long-term capital gains tax rate c=25% for stock held one year or longer. The two cases are diagrammed below:

In the first case, Roll/Exercise & Sell, the employee made a pre-tax gain of $45 - $15 = $30 per share, then paid taxes at the ordinary income tax rate t=50%, and took home $15,000 after tax.

In the second case, the capital gains strategy, Exercise & Hold/Sell, the option is exercised (bought and taxes paid) on 8/15/08 and income tax t = 50% is paid immediately on the pre-tax gain between the market price ($30) and option price ($15). One year later, on 8/15/09, the share of stock is sold for the hypothetical higher price of $45. In this case, since the stock was held for one year, the incremental gain between the $45 selling price minus the tax-paid $30 stock purchase price is taxed at the lower capital gains tax of c=25%, yielding a higher after-tax income of $18,750.

*	Roll/Exercise & Sell is a symbol denoting two actions (separated by a slash): First, Roll the options (do nothing), then Exercise & Sell the stock in one day. This nomenclature will be used hereafter.

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SUNPOWER SPINOUT: 3. THE RSU TENDER OFFER

In both cases, the gain between the option price and the $30 market price on 8/15/08 was taxed at the income tax rate t=50% because the option was bought at the below-market price of $15, mandating immediate, unfavorable income tax treatment. In the Exercise & Hold/Sell case, the option was exercised early and the resulting stock was held for one year, allowing for more favorable capital gains tax treatment on the $45-$30 gain that accrued during the subsequent year. However, that same $45-$30 gain in the Roll/Exercise & Sell case was also taxed at the higher income tax rate because the option was bought and sold on the same day (no holding period).

The tax reduction in case two yields a take-home gain of $18,750—25% more than the $15,000 take-home gain of Case One. Employees should note that the extra $3,750 is not free. In the favorable Exercise & Hold/Sell case, the employee had to pay (write checks) for $15,000 to Cypress and $7,500 for taxes one year earlier than in Case One. The “cost of capital” for that early $22,500 payment is $1,125, the interest lost because the $22,500 had not been in a money market account (at 5% interest, for example) during the year.

There is also MORE RISK in the Exercise & Hold/Sell case. What would happen if NCY stock went DOWN from $30 to $20, instead of going up to $45?

For a declining share price, the capital gains strategy, Exercise & Hold/Sell loses $2,500, while the ordinary income tax strategy Hold/Exercise & Sell strategy makes $2,500, despite the higher tax rate. The reason: The employee paid higher taxes on a higher share price by paying taxes early. You should carefully consider the risk of paying cash for taxes one year early in any capital gains strategy.

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SUNPOWER SPINOUT: 3. THE RSU TENDER OFFER

CAPITAL GAINS STRATEGY FOR RSUs

Since employees must buy and hold stock for one year or more to get the capital gains tax treatment, the less money per share that can be put at risk, the better. The combined exercise and tax costs of the options in the prior example are $22.50. RSUs have lower cost because their effective exercise price is $0.00. They also become cheaper to exercise early for individuals with lower tax rates. Examples are given below:

Unfortunately, you cannot exercise RSUs because they are always unvested. When an RSU vests, it immediately turns into a share of stock. Thus, the only way to get capital gains tax treatment on RSUs is 1) turn RSUs into shares of Restricted Stock (RS), 2) pay income tax early on the gain at that time and 3) hold the RS for one year or more. (Note, the holding period can be aligned with the vesting period by picking the proper RSUs to convert). The Tender Offer provides this new transaction to employees:

RSUs convert into RS that can receive favorable capital gains tax treatment. The employee can choose to pay the taxes on the RS, start the one-year holding period for capital gains and receive tax-paid shares when the restricted stock vests. (Note, the restricted stock is owned by the employee for tax purposes, but Cypress has the right to buy back the RS back through so-called “reverse vesting.” Once the RS vests, Cypress’s buyback right ends. The stock, no longer restricted, is transferred to the employee. This is how Cypress handled stock when it was a startup company.)

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SUNPOWER SPINOUT: 3. THE RSU TENDER OFFER

TENDER OFFER DETAILS

The tender offer is a complicated legal document that you have already received. It is accompanied by a complete set of documents. Read everything carefully. Here, I will explain the underlying business transaction and the tax strategies enabled by it—and their risks.

Your first decision is whether or not to tender (hand in) your RSUs. If you do not, the normal RSU process will remain in effect. When an RSU vests, it turns immediately into a share of stock on which the employee must then pay income (not capital gains) tax. When an RSU vests, the employee can: 1) pay the tax and hold the stock, 2) net settle to pay taxes and hold a fractional share, or 3) sell the share for cash to pay taxes with the gain and keep the rest.

If an employee accepts the tender offer, his or her RSUs are converted into unvested Restricted Stock (RS), which has the same vesting schedule and the same process for vesting and selling as outlined for RSUs above. There is little difference between vesting options for RS and vesting RSUs. (In fact, you can elect to tender your RSUs, then decide not to pay taxes. Little will change.)

The key difference between RS and RSUs is that the employee can file an “83b election” form with the IRS and within 30 days pay income tax on the value of the RS at granting, which will be on the day after the distribution date (price = $NCY0).

The tax on an RS is the income tax on the full share price (since the strike price is $0.00). However, if you convert your RSUs to RS, you “start the capital gains clock.”

SIGNIFICANT TENDER OFFER RISKS

1.	You pay for taxes out-of-pocket one year before selling your shares (to get a better tax rate).

2.	NCY stock may DECLINE from the NCY0 price, meaning you paid extra taxes unnecessarily.

3.	You may leave Cypress and never vest your tax-paid RS. In this case, your tax payment is GONE and CANNOT EVEN BE USED AS A FUTURE TAX DEDUCTION.

4.	Many RSUs are PERFORMANCE-BASED—they may never vest (see No. 3 above).

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SUNPOWER SPINOUT: 3. THE RSU TENDER OFFER

RISK MITIGATION ANALYSIS

To mitigate these risks, you should consider these questions:

1.	Should you use the RS capital gains tax strategy if your employment status at Cypress is in jeopardy in any way?

2.	Do you have vested options that are nearly as cheap to exercise and hold as RS—but a lot less risky?

3.	How far in the future should you prudently pay “83b” taxes?

4.	If your RS has performance-based vesting, should you pay “83b” taxes on all of your RS or just the fraction that is very highly likely to vest?

5.	Should you pay “83b” taxes on any RS for which the vesting is not fully under your control (markets are unpredictable)?

6.	Should you use the RS tax strategy if your income tax rate is low, only slightly above your capital gains tax rate?

7.	What happens if the new U.S. president raises the capital gains tax rate by 13% during your one-year holding period?

8.	Should you invest any money into “83b” taxes that you might need for another purpose before your RS vests, given that the funds invested will be “out of action” for at least one year?

One final point: If you do engage in an RS capital gains tax strategy, you should file your 83b form just ahead of the IRS 30-day deadline. If at that time, NCY has risen above the NCY0 first-day price, paying “83b” taxes may be more attractive than if NCY is down relative to NCY0. Remember, if you file an 83b, you pay taxes based on the first-day price NCY0.

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SUNPOWER SPINOUT: 3. THE RSU TENDER OFFER

SUMMARY

Tender offer	An offer from Cypress to RSU holders to swap RSUs for . . .

Restricted Stock (RS)	Cypress Restricted Stock, owned by employees for tax purposes, yet subject to “buy-back” or “reverse vesting” (hence “restricted”).

Capital gains tax c=capital gains tax rate	A tax on increased share price (capital gain) of stock held for one year or more. To encourage investment, the capital gains tax rate is lower (15% federal + 9.3% California) than the income tax rate (35-50%, combined state and federal).

Roll (options or RSUs)	Do nothing on a decision date and keep what you’ve got.

Exercise (options)	Buy them at the option price and pay taxes. Stock options have a big advantage in that you can “park” them when they are vested and exercise them when you want.

Vest (RSUs & RS)	Economically equivalent to exercising an option. You get a share of stock and owe income tax immediately on the value of that share. You cannot “park” vested RSUs or RS.

Hold (stock)	Hold shares for one year to get capital gains tax treatment.

Capital gains strategy (describing the RS Tender strategy; there are others)	Converting from RSUs to RS, paying the tax early using the IRS 83b form and holding the RS for one year. Benefit: Capital gains tax rate at sale. Drawback: Must pay taxes early on unvested RSUs. Risky.

Exercise & sell (options or RSUs)	Exercising options or vesting RSUs and selling them on the same day to use the proceeds to pay Cypress for options and for taxes. Benefit: No employee cash required. Drawback: Must pay income tax rate.

Risks of RS Tender capital gains strategy	Overpaying taxes. Loss of tax payment. Re-read page 5 carefully.

Risk mitigation	See page 7.

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SUNPOWER SPINOUT: 3. THE RSU TENDER OFFER

QUESTIONS

1.	What will happen if I tender my RSUs and 29 days later decide not to file an 83b election to pay my taxes early? Nothing. You will vest restricted stock (RS) instead of RSUs. The economics will not change—you will have to pay income tax when your RS vests.

2.	What if I tender my RSUs, file an 83b to pay taxes on my unvested RS—and then leave Cypress before the stock vests? An economic disaster. The IRS will keep your tax money and give you no credit for it in the future. This scenario MUST BE AVOIDED.

3.	What if Cypress causes me to leave? The company will sell divisions and do RIFs in a normal manner in the future. All of those actions count as “leaving the company” for the purpose of RS vesting.

4.	Is the advantage of lower taxes enough to offset the RS capital gains strategy risks outlined? That’s your call. We will provide online tools to help calculate the gain inherent in other available capital gains strategies in a future memo.

5.	Can I pick only RSUs that vest in the next year to convert to RS? Yes, just indicate which RSUs you want to convert. It’s very risky to convert RSUs beyond one year (two at most) anyway.

6.	Can I convert part of an RSU grant to RS? Yes, as long as its 100 RSUs or more.

7.	Are there capital gains strategies other than paying taxes early on unvested RS? Yes, exercising and holding vested options. It’s more expensive (because of the non-zero strike price) but less risky.

8.

Can I turn RSUs into SunPower RS? No. Cypress cannot deal with SunPower shares after the spin. The tender offer applies only to employees who want to get favorable tax treatment on their RSUs in “new” Cypress, under the possible investment thesis that NCY will trade up versus NCY0, the first-day trading price. (Remember you can see the results before you pay taxes, because the 83b election does not need to be filed for 30 days.)

9.	I don’t live in California, what’s my capital gains tax rate? Go to “SunPower Spin & You” on the Intranet. There is a tax rate table there.

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